Exhibit 6.3

XY - THE FINDABLES COMPANY

2017 BONUS INCENTIVE COMPENSATION PLAN

Adopted by the Board of Directors on August 31, 2017

Effective Date: August 31, 2017

1	NATURE AND PURPOSE

  1.1        PURPOSE. The purpose of this 2017 Bonus Incentive Compensation Plan (the “Plan”) is to provide an incentive to key Employees and Consultants of Company to contribute to the delivery of value to Company’s stockholders in conjunction with the performance of Company’s operations despite a temporary reduction in compensation for the period from July 14, 2017 through August 15, 2017. Capitalized terms used herein, with are otherwise undefined, have the meanings set forth in Section 2.

  1.2        PLAN BENEFITS UNFUNDED. The liability of Company to pay a Bonus Amount to any Participant is based solely on the contractual obligations created by the Plan. The Plan constitutes a mere promise by Company to pay benefits in the future as determined in the sole discretion of the Administrator. The interest of a Participant in benefits payable under the Plan is an unsecured claim against the general assets of Company. No Participant has any interest in any fund or in any specific asset of Company by reason of any amounts credited or deemed to be credited hereunder. Accordingly, Plan benefits are not secured by any trust, pledge, lien or encumbrance on any property of Company or on the assets of any benefit trust. Company intends that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA, if applicable.

  1.3        PARTICIPATION NOT A CONTRACT OF EMPLOYMENT. This Plan is not a promise of continued employment and nothing in this Plan changes any person’s employment status or gives any person a right to remain in the employ of Company nor does it affect the right of Company to terminate the employment of any person at any time with or without cause and with or without notice, except as may be restricted by law or contract.

2        DEFINED TERMS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:

2.1 “Administrator” means the Board or any of its Committees as shall be administering the Plan.

2.2 “Affiliate” means any parent corporation or subsidiary corporation of Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

2.3 “Board” means the Board of Directors of Company.

2.4 “Bonus Amount” means dollar amount specified on Participant’s Participation Agreement as the Bonus Amount.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.6 “Consultant” shall mean any person, including an advisor, (i) engaged by Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the board of directors of an Affiliate.

2.7 “Committee” means a committee of Directors or of Designated Senior Management appointed by the Board to administer the Plan.

2.8 “Designated Senior Management Member” means Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President or such other individuals designated as such by the Board.

2.9 “Director” means a member of the Board.

2.10 “Eligible Person” means any Employee or Consultant.

2.11 “Employee” means any person employed by Company or an Affiliate. Mere service as a Director or payment of a director’s fee by Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

2.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13 “Majority Holders” means Participants with rights to a majority of the aggregate Bonus Amounts pursuant to the terms of this Plan.

2.14 “Participant” means each Eligible Person who has been designated by the Administrator, in its sole discretion, as eligible to participate in the Plan and who has entered into a Participation Agreement with Company as provided for hereunder.

2.15 “Participation Agreement” means the agreement in the form attached hereto as EXHIBIT A, pursuant to which an Eligible Person may agree to receive a Bonus Amount under the Plan and thereby become a Participant hereunder.

3	ELIGIBILITY

3.1 ELIGIBILITY REQUIREMENTS; UNLAWFUL PAYMENTS. Eligibility for participation in the Plan shall be limited to Eligible Persons who are selected by the Administrator, in its sole discretion, to participate in the Plan and provided he accepts such designation in writing subject to such terms as determined by the Administrator and set forth in the Eligible Person’s Participation Agreement. If any payments to be made in connection herewith are determined, in the opinion of the Administrator, to be unlawful, including without limitation pursuant to applicable securities laws, such payments shall not be made and shall not be owing to the applicable Participant.

4	AWARDS UNDER THE PLAN

4.1 BONUS AMOUNT. Company will pay each Participant its Bonus Amount on or before October 31, 2017.

5	PAYMENTS UNDER THE PLAN

5.1 FORM OF PAYMENT. The Bonus Amount shall be paid in cash in accordance with the normal payroll practices of Company.

5.2 TAX WITHHOLDING; PARACHUTE PAYMENTS.

5.2.1    Payments under the Plan are subject to applicable federal, state and local withholding taxes, FICA and similar charges and Company may deduct the amount thereof from any payments required under the Plan. Nevertheless, each Participant remains ultimately responsible for the payment of any and all taxes applicable to income or proceeds such Participant may receive or be deemed to have received under the Plan, and Participant will indemnify Company for any liability as a result of any failure to pay such taxes.

6	ADMINISTRATION

6.1 PLAN ADMINISTRATION. The Administrator has full discretionary authority to administer and interpret the Plan, including (without limitation) discretionary authority to determine eligibility for benefits and the Bonus Amount for each Participant. All determinations by the Administrator will be final and conclusive upon all persons.

6.2 DECISIONS OF THE ADMINISTRATOR. Decisions of the Administrator made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives.

7	AMENDMENT AND TERMINATION

7.1 PLAN AMENDMENT. The Administrator may amend this Plan only upon written approval of the Majority Holders; provided, however, that such approval shall not be required if, in the reasonable opinion of the Administrator, an amendment does not adversely affect any Participants.

8	MISCELLANEOUS

8.1 NO LIABILITY. No member of the Board and no officer or Employee of Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to such person’s own fraud or willful misconduct; nor shall Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a Director or Employee.

8.2 ARBITRATION. All disputes or claims arising out of, or relating to, the terms of this Plan and their interpretation must be fully, finally and exclusively resolved by binding arbitration conducted by a single neutral arbitrator in accordance with the rules of the American Arbitration Association, in the County in which the principal offices of Company are located. This arbitration provision does not apply to any claims for injunctive relief or temporary injunctive relief by Company. The award rendered by the arbitrator may include the costs of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses, and judgment on any such award may be entered into any court having jurisdiction thereof. In the event of a claim for injunctive relief or temporary injunctive relief, the prevailing party is entitled to recovery of reasonable attorneys’ fees and reasonable costs.

8.3 NO TRUST. Nothing contained in the Plan and no action taken pursuant to the provisions of any related agreements shall create or be construed to create a trust of any kind. No property which may be acquired or invested by Company in connection with the Plan shall be deemed to be security for the obligations to Participants hereunder, but shall be, and continue for all purposes to be, a part of the general funds and/or assets of Company. The right of Participants to receive payment from Company under the Plan shall be no greater than the right of any unsecured general creditor.

8.4 BONUS PLAN. This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation section 2510.3-2(c) and shall be construed and administered by the Administrator in accordance with such intention.

8.5 PLAN BENEFITS ARE NOT ASSIGNABLE. Except as otherwise provided herein, the rights of a Participant to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant, and any attempt to assign, pledge or encumber that interest shall be void.

8.6 SUCCESSORS; ACQUISITIONS; MERGERS; CONSOLIDATION. The terms and conditions of the Plan shall inure to the benefit of and bind Company and Participants, and their successors, assigns and personal representatives.

8.7 ENTIRE AGREEMENT. This Plan, together with the Participation Agreement, constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and Company other than those as set forth or provided for herein and therein.

8.8 GOVERNING LAW. This Plan constitutes an agreement that shall be governed by and construed in accordance with the laws of the State of California.

8.9 SECTION HEADINGS. The headings contained in this document are for reference purposes only, and shall not affect the meaning or interpretation thereof.

EXHIBIT A

TO

2017 BONUS INCENTIVE COMPENSATION PLAN

XY - THE FINDABLES COMPANY

2017 BONUS INCENTIVE COMPENSATION PLAN

PARTICIPATION AGREEMENT

                                                                           (“Participant”) has been granted a Bonus Amount pursuant to the XY - The Findables Company, a Delaware corporation (“Company”), 2017 Bonus Incentive Compensation Plan (the “Plan”), as follows:

DATE OF ISSUANCE: August 31, 2017

Participant’s Bonus Amount is: $[                    ]

DATE OF PAYMENT: October 31, 2017

Capitalized terms used herein, which are otherwise undefined, shall have the meanings ascribed thereto in the Plan.

By their signatures below, Company and Participant agree that the Bonus Amount is governed by this Participation Agreement and by the provisions of the Plan. Participant acknowledges receipt of a copy of the Plan, represents that Participant has read and is familiar with its provisions and the provisions of this Participation Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this PARTICIPATION AGREEMENT as of the last date written below.

COMPANY: XY - THE FINDABLES COMPANY		PARTICIPANT:

_____________________________________________________		_____________________________________________________
Arie Trouw		[PARTICIPANT NAME]
Chief Executive Officer

Date:	_______________________________________________	Date:	_______________________________________________